Exhibit 5.1

[OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

       February 24, 2017

Fortress Transportation and Infrastructure Investors LLC
1345 Avenue of the Americas
New York, New York 10105

Re:	Fortress Transportation and Infrastructure Investors LLC
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company (the “Company”), in connection with the registration of (i) 29,940,509 (the “Plan Shares”) of the Company’s common shares representing limited liability company interests, par value $0.01 per share (“Common Shares”), authorized for issuance under the Fortress Transportation and Infrastructure Investors LLC Nonqualified Stock Option and Incentive Award Plan (the “Plan”); and (ii) (A) an aggregate of up to 15,000 Common Shares that may be sold by the selling shareholders (the “Selling Shareholders”) named in the Registration Statement  (as defined below) that may be issued upon the exercise of options granted under the Plan (the “Secondary Option Shares”); and (B) an aggregate of up to 44,491 Common Shares to be sold by the Selling Shareholders that were previously issued under the Plan (the “Secondary Shares”).  The Plan Shares, the Secondary Option Shares and the Secondary Shares are collectively referred to herein as the “Shares.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a)  the Company's automatic shelf registration statement on Form S-3 (No. 333-216247) filed on February 24, 2017 by the Company (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Act relating to, among other things, the issuance and sale by the Company and the sale by selling shareholders, of Common Shares from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act; (b) the Plan; (c) the Certificate of Formation of the Company, as certified by the Secretary of State of the State of Delaware and certified pursuant to the Secretary’s Certificate (as defined below); (d) the Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 20, 2015, as amended by the First Amendment to the Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 8, 2016, and in effect as of the date hereof, certified pursuant to a certificate of the Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”); and (e) certain resolutions of the Board of Directors of the Company (the “Board”), certified pursuant to the Secretary’s Certificate relating to the approval of the Plan and related matters.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below, including those contained in the Secretary’s Certificate.

Fortress Transportation and Infrastructure Investors LLC
February 24, 2017

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  We have also assumed that LLC Agreement is the only limited liability company agreement, as defined under the Delaware Limited Liability Company Act (the “DLLCA”), of the Company.  Further, we have assumed that the Company has, and since the time of its formation has had, at least one validly admitted and existing member of the Company and (i) no procedures have been instituted for, and no other event has occurred, including, without limitation, any action taken by the Company or the Board or members, that would result in the liquidation, dissolution or winding-up of the Company, (ii) no event has occurred that has adversely affected the good standing of the Company under the laws of its jurisdiction of formation, and the Company has taken all actions required by the laws of its jurisdiction of formation to maintain such good standing and (iii) no grounds exist for the revocation or forfeiture of the Company's Certificate of Formation.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

 We do not express any opinion with respect to the law of any jurisdiction other than the DLLCA. The Shares may be sold from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Fortress Transportation and Infrastructure Investors LLC
February 24, 2017

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.          The Plan Shares have been duly authorized by all necessary limited liability company action on the part of the Company under the DLLCA and, when awarded by the Board (or a committee thereof), issued, delivered and paid for in accordance with the Plan and the applicable Award Agreement (as defined below), will be validly issued and fully paid, and under the DLLCA, the holders of the Plan Shares will have no obligation to make further payments for the purchase of such Plan Shares or contributions to the Company solely by reason of their ownership of such Plan Shares except for their obligation to repay any funds wrongfully distributed to them.

2.          The Secondary Option Shares issuable upon the exercise of outstanding options granted under the Plan will be validly issued and fully paid, and under the DLLCA, the holders of the Secondary Option Shares will have no obligation to make further payments for the purchase of such Secondary Option Shares or contributions to the Company solely by reason of their ownership of such Secondary Option Shares except for their obligation to repay any funds wrongfully distributed to them.

3.          The Secondary Shares granted under the Plan have been validly issued and fully paid, and under the DLLCA, the holders of the Secondary Shares have no obligation to make further payments for the purchase of such Secondary Shares or contributions to the Company solely by reason of their ownership of such Secondary Shares except for their obligation to repay any funds wrongfully distributed to them.

In the rendering the foregoing opinion, we have assumed:

(a)          that each agreement under which options are granted or awards of Common Shares are made pursuant to the Plan (each an “Award Agreement”) is consistent with the Plan and has been duly authorized,  executed and delivered by the parties thereto (including the Company);

(b)          the due and proper exercise of any outstanding options granted under the Plan in accordance with the terms thereof;

(c)          that the consideration received by the Company in respect of the issuance of all Shares (including upon exercise of outstanding options) has been or will be as determined by the Board and has not been or will not be less than the par value of the Common Shares; and

(d)          that an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent and the issuance of the Shares has been or will be properly recorded in the books and records of the Company.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJS